Results of November 11, 2004 and January 10, 2005 shareholder meeting
 (Unaudited)

A special meeting of shareholders of the trust and of the fund was held on November 11, 2004. At that meeting consideration of certain proposals was adjourned to a final meeting held on January 10, 2005.

November 11, 2004 meeting

At the meeting, each of the nominees for Trustees was elected with all funds of the trust voting together as a single class, as follows:

	     Votes	Votes
	for	withheld
Jameson A. Baxter                                 351,082,065
15,622,118
Charles B. Curtis                                    351,042,753
15,661,430
Myra R. Drucker                                    351,151,144
15,553,039
Charles E. Haldeman, Jr.                       350,979,606
15,724,577
John A. Hill
351,040,950              15,663,233
Ronald J. Jackson                                  351,254,461
15,449,722
Paul L. Joskow                                      351,030,830
15,673,353
Elizabeth T. Kennan                              350,906,062
15,798,121
John H. Mullin, III                                350,923,813
15,780,370
Robert E. Patterson                               351,083,286
15,620,897
George Putnam, III                                350,862,830
15,841,353
A.J.C. Smith *                                       350,695,153
16,009,030
W. Thomas Stephens                             351,105,688
15,598,495
Richard B. Worley                                 351,249,835
15,454,348



January 10, 2005 meeting

A proposal to amend the trusts Agreement and Declaration of Trust to permit the fund to satisfy redemption requests other than cash was defeated with all funds of the trust voting together as a single class, as follows:

	     Votes	Votes		Abstentions
	for	against

					257,778,273	18,341,560
	97,931,582



A proposal to amend the funds fundamental investment restriction with respect to borrowing to allow the fund the investment flexibility permitted by the Investment Company Act was defeated as follows:

	     Votes	Votes		Abstentions
	for	against

					19,229,663	1,864,861
	13,212,613



A proposal to amend the funds fundamental investment restriction with respect to making loans to enhance the funds ability to participate in an interfund borrowing and lending program was defeated as follows:

	     Votes	Votes		Abstentions
	for	against

	19,333,808	1,781,138		13,192,191


A proposal to amend the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam Prime Money Market Fund was defeated as follows:


	     Votes	Votes		Abstentions
					for		against

					19,977,007	1,162,396
	13,167,734

A proposal to amend the funds fundamental investment restriction with respect to senior securities to clarify that permitted securities loans are not prohibited was defeated as follows:


	     Votes	Votes		Abstentions
	for	against

					19,449,832	1,560,896
	13,256,409


* Mr. Smith resigned from the Board of Trustees on January 14,
2005.
All tabulations are rounded to the nearest whole number.